Registration No. 333-131451

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

PROSPECTUS SUPPLEMENT NO. 2
Prospectus Supplement dated December 8, 2006
To Prospectus declared effective on September 13, 2006
And Prospectus Supplement dated November 20, 2006

IELEMENT CORPORATION

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NEVADA
(State or other of incorporation or Organization)
7389
 (Jurisdiction Primary Standard Industrial Classification)
76-0270295
 (I.R.S. Employer Identification No. Code Number)
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17194 PRESTON ROAD
SUITE 102, PMB 341
DALLAS, TX 75248
(214) 254-3425
(Address and Telephone Number of Registrant's Principal Executive Offices)

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IVAN ZWEIG
CHIEF EXECUTIVE OFFICER
17194 PRESTON ROAD
SUITE 102, PMB 341
DALLAS, TX 75248
(214) 254-3421
(Name, Address and Telephone Number of Agent for Service)

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COPY TO:
LAURA ANTHONY, ESQ.
LEGAL & COMPLIANCE, LLC
330 CLEMATIS STREET
WEST PALM BEACH, FLORIDA 33401
(561) 514-0936

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This Prospectus Supplement No. 2 supplements our Prospectus dated September 1, 2006 and declared effective.On September 13, 2006 and our Prospectus Supplement No. 1 dated November 20, 2006.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.  You should read this Prospectus
Supplement No. 1 together with the Prospectus referenced above.

This Prospectus Supplement includes the attached Periodic Report on Form 8-K as filed on December 8, 2006 with the Securities and Exchange Commission.  The Form 8-K and this Prospectus Supplement, supplements information on the officers and directors of the Company, by, in particular, disclosing the addition of Charles Carlson as Director.  In addition, this Prospectus Supplement provides the amended and restated By-Laws of the Company dated December 6, 2006 and a description of the amendments made.

Our common stock is quoted on the over the counter bulletin board under the trading symbol “IELM”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATAION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is December 8, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest reported) December 6, 2006

IELEMENT CORPORATION
_______________________________________________

(Exact name of registrant as specified in its charter)

NEVADA            000-29331        76-0270295
________________________________________________________________________
(State or other jurisdiction of incorporation )  (Commission File Number) (IRS Employer Identification NO.)

17194 Preston Road, Suite 102, PMB 341, Dallas, TX 75248
______________________________________________________________________

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (214) 254-3440
________________________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 6, 2006, by unanimous approval of the Board of Directors at a meeting of such Directors, IElement, elected Charles Carlson to the Board of Directors to serve until the next annual election of directors by shareholders. Mr. Carlson’s election is effective at noon on December 7, 2006.

Charles Carlson; 36 years of age. Mr. Carlson attended Baylor University from until 1994 where he earned a B.B.A. and a J.D. Following graduation, Mr. Carlson worked as an associate at Crenshaw, Dupree & Milam for a period and then Borland, Kirkman, Scielder & Evans until 1999. In 1999 Mr. Carlson co-founded Comware and has been its CEO since that time.

Mr. Carlson entered into a Directors Agreement with IElement whereby he agreed to maintain the confidentiality of IElement’s trade secrets and proprietary information and to refrain from soliciting IElement’s employees or customers for a period of two years following the term of the Director’s Agreement. IElement in exchange agreed to hold Mr. Carlson harmless and indemnify him in his position as a Director, where he has acted in good faith in the performance of his duties. Finally IElement agreed to compensate Mr. Carlson with 250,000 options exercisable at $.01 per share and vesting 62,500 each on March 7, 2007, June 7, 2007, September 7, 2007 and December 7, 2007. In the event that Mr. Carlson is removed from the Board for any reason, any unvested options shall be canceled.

Mr. Carlson is CEO of Comware and IElement is in preliminary discussions regarding a possible acquisition of Comware. Otherwise, Mr. Carlson is not subject to material relationships or related party transactions with the Company.

Mr. Carlson has not been appointed to, nor as of the date of this disclosure, is he expected to be appointed to a Committee of the Board.

At the Board of Directors meeting on December 6, 2006, Mr. Ivan Zweig was unanimously elected by the Board to serve as Chairman.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)(1) At a meeting of the Board of Directors held December 6, 2006 the Board of Directors adopted amendments to the By-Laws of IElement.

(2)The amendments to the By-Laws increased the number of Board Members from a set three (3) to a minimum of three (3) and maximum of seven (7). In addition, a provision for the election of a chairman of the Board, by a majority of the Board members was added. The Chairman of the Board has the power to make a deciding vote in the event of a deadlock as a result of an even number of Board members.

Moreover, the amended By-Laws add provisions for the resignation and removal of directors. In particular, a Director may resign or may be removed with or without cause by a special shareholders meeting, with cause by the vote of all other Directors, or in accordance with a contract or agreement, the articles of incorporation or statute. The previous By-Laws were silent on these issues.

Finally, the amended By-Laws added provisions for the creation of Committees of the Board of Directors. The previous By-Laws had no such provisions.

The By-Laws were amended by the Board of Directors in accordance with Article VIII, Section 5 thereof.

Item 9.01. Financial Statements and Exhibits.
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(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits. The following exhibits are being furnished herewith:

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EX-3.2 Restated Bylaws of IElement dated December 6, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IELEMENT CORPORATION

Date: December 8, 2006

By:/s/Ivan Zweig
Name: Ivan Zweig
Title:Chief Executive Officer

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized in the City of Dallas on November 20, 2006.

IELEMENT CORPORATION:

Date: December 8, 2006

By: /s/ Ivan Zweig
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Name:   Ivan Zweig
Title:  Chief Executive Officer,
    Chairman and Principal Accounting Officer
    Principal Financial Officer